Exhibit 5.1

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QUICK LAW GROUP PC

900 WEST PEARL STREET
SUITE 300
BOULDER, CO 80302

Phone: 720.259.3393
Facsimile: 303.845.7315

August 23

Armor Defense Systems, Inc.
202 Champions Point Way
Cary, North Carolina 27513

Ladies and Gentlemen:

We have acted as counsel for Armor Defense Systems, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offer to exchange each outstanding share of common stock of American Defense Systems, Inc., a Delaware corporation (“ADSI”), for consideration consisting of one share of the Company’s common stock (the “Offer”).  This opinion is being furnished in connection with a Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 55,087,192 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), to be issued in connection with the Offer.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus/Offer to Purchase included therein, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the laws of the State of Delaware and the General Corporation Law of the State of Delaware.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Securities Act of 1933, as amended and (ii) that all conditions to the Offer will be satisfied or waived and that the exchange contemplated by the Offer will be consummated in accordance with the terms of the Offer.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, which are being offered and sold by the Company in accordance with the Registration Statement and the related Offer as described therein, when issued, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jeffrey M. Quick
Jeffrey M. Quick